State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code

Summary of Online Changes

Business Name: CHOSEN, LLC, THE

Entity number: 10573806-0160

Date of Filing: 5/10/18

PREVIOUS Registered Principals:

Name .... DALLAS JENKINS
Position ..... Member
Address ..... 4 S 2600 W STE 5
Hurricane, UT

Name .... DERRAL EVES
Position ..... Manager
Address ..... 4 S 2600 W STE 5
Hurricane, UT

UPDATED Registered Principals:

Name .... CHOSEN PRODUCTIONS, LLC, THE
Position ..... Manager
Address ..... 4 S 2600 W., Suite 5
Hurricane, UT 84737 United States

Kaitlin Cannavo , 5/10/18

Underb GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.